Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-100648 and 333-61862) and on Form S-8 (Nos. 333-122718, 333-108767, 333-99729, 333-75406, 333-49656, 333-33464, 333-30518, 333-74343, 333-45425 and 333-04131) of ScanSoft, Inc. of our report dated January 17, 2005 with respect to the financial statements of ART Advanced Recognition Technologies Inc. as of December 31, 2004 and 2003, and for each of the two years in the period ended December 31, 2004 which appear in this Form 8-K/A.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
April 4, 2005	A Member of Ernst & Young Global